Exhibit 10.44


                                  AGREEMENT FOR
                         INDEPENDENT CONTRACTOR SERVICES


DATE:    August l, 2002


                                   I. PARTIES

Schimatic Cash Transactions Network.com, Inc. dba Smart Chip Technologies, hereinafter "Company." and


Bernard F. McHale, hereinafter called "Contractor,"

hereby enter into this Agreement for Independent Contractor Services, hereinafter "Agreement," effective August 1, 2002..


                          II. ENGAGEMENT OF CONTRACTOR

Company hereby engages Contractor, and Contractor accepts engagement, to provide to Company the following services:

         Chief Executive Officer and/or Chief Financial Officer. Mr. Bernard F. McHale will serve in the capacity of fund raiser and executive manager of SCTN. He will establish financial controls, install business planning, and build business operations. Finance, Human Resources, Operations, Information Systems, New Product Development, Marketing & Sales, Public Relations, Research & Development, and Production all fall under the Chief Executive Officer and/or Chief Financial Officer's span of responsibility and operational control. Mr. Bernard F. McHale reports to the SCTN Board of Directors .


                             III. TERM OF ENGAGEMENT

This Agreement shall be for one (1) year term commencing on August 1, 2002 and ending July 31, 2003, and will be extended on a month to month basis, if needed unless terminated sooner by mutual agreement.


                             IV. WORKPLACE AND HOURS

Contractor shall render services primarily at his home office and at the Company's Corporate Office. However, upon request, Contractor shall provide the services at such other place or places as reasonably requested by Company as appropriate for the performance of particular services.

Contractor's schedule and hours worked under this Agreement shall generally be subject to Contractor's discretion. Company relies upon Contractor's discretion to determine a sufficient time as is reasonably necessary to fulfill this Agreement.


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Bernard McHale Contractor Agreement (Cont.)                               Page 2


                                 V. COMPENSATION


Company shall pay Contractor ten thousand dollars ($10,000) per month, ($6,000) per month in cash and, at his option, the balance of his monthly salary may be paid in the pre-reverse sctn restricted stock share options priced at five (.05) cents per share. The eight-thousand ($6,000) per month cash salary shall be paid as the Company's cash flow permits. At the option of Contractor, any portion of the payment remaining unpaid after thirty (30) days from when it became due, may be converted to stock options as follows; the number of stock options will be at the strike price of the pre-reverse 5 cents ($.05) per share, divided into the amount due.

Company shall bear all of Contractor's pre-approved expenses incurred in the performance of this Agreement.


                               VI. CONFIDENTIALITY

"Confidential Information" for the purposes of this Agreement shall include Company's proprietary and confidential information including, without limitations, business plans, customer lists, marketing plans, financial information, designs, drawing, specifications, models, software, source codes and object codes. At termination of this Agreement, Contractor shall turn over to Company all originals and copies of tangible material containing or reflecting Company's Confidential Information. During the term of this Agreement, and thereafter for 24 months, Contractor shall not, without the prior written consent of Company, disclose to anyone any Confidential Information. The parties agree that remedies available at law are inadequate to compensate for breach of this paragraph, and that either party may apply to a Court of competent jurisdiction for equitable relief upon proper showing.


                             VII. CONTRACTOR STATUS

It is expressly understood and agreed that Contractor is and throughout the term of this Agreement shall be an independent contractor and not an employee, partner, or agent of Company. Contractor shall not be entitled to nor receive any benefit normally provided to Company's employees. Contractor agrees that Company shall have ownership, title, and Company reserves all rights, including copyrights, of all works created by Contractor under this Agreement, including but not limited to source code. Contractor hereby prospectively assigns all such works to Company, for the consideration provided in Paragraph V. Company shall not be responsible for withholding income or other taxes from the payments made to Contractor. Contractor shall be solely responsible for filing all returns and paying any income, social security, or other tax levied upon or determined with respect to the payments made to Contractor pursuant to this Agreement. Contractor is solely responsible for the means, manner, and method of Contractor's work, subject only to the general objectives and requirements, and specific direction, of SCTN's Board.

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Bernard McHale Contractor Agreement (Cont.)                               Page 3


                            VIII. CONTRACTOR'S TOOLS

Unless otherwise agreed by Company in advance, Company shall be solely responsible for procuring, paying for, and maintaining any and all equipment, software, paper, tools or other supplies necessary or appropriate for the performance of Contractor's services hereunder.


                               X. CONTROLLING LAW

The validity and construction of this agreement shall be governed by the laws of the State of Utah without reference to the choice of law principles thereof and the parties hereto consent to and agree that the courts of the State of Utah, County of Salt Lake, shall be the jurisdiction and forum for the resolution of all disputes related to this agreement or arising there from.


                              XI. ENTIRE AGREEMENT

This Agreement constitutes the final understanding and agreement between the parties. This Agreement cannot be amended or changed except by a writing signed by both of the parties.


                                  XII. NOTICES

Any notice required to be given or otherwise given pursuant to this Agreement shall be in writing and shall be hand delivered, mailed by certified mail, return receipt requested:


If to Contractor:                            if to Company
Bernard F. McHale                            Smart Chip Technologies
7757 Foredawn Drive                          740E. 3900 South
Las Vegas, NV. 89123                         Salt Lake City, Utah 8410


IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first above written.


Bernard F. McHale, Contractor  /s/ Bernard F. McHale

David Simon, Chairman Smart Chip Technologies /s/ David Simon

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